FILED PURSUANT TO RULE 433

File No. 333-216372

CITIGROUP INC.

$1,750,000,000

2.700% SENIOR NOTES DUE 2022

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	October 23, 2017

Settlement Date:	October 27, 2017 (T+4 days)

Maturity:	October 27, 2022

Par Amount:	$1,750,000,000

Treasury Benchmark:	1.875% due September 30, 2022

Treasury Price:	$99-13

Treasury Yield:	2.002%

Re-offer Spread to Benchmark:	T5+77 bp

Re-offer Yield:	2.772%

Semi-Annual Coupon:	2.700%

Public Offering Price:	99.666%

Net Proceeds to Citigroup:	$1,738,467,500 (before expenses)

Interest Payment Dates:	The 27th of each April and October, beginning April 27, 2018. Following business day convention applicable

Day Count:	30 / 360

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:	We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after April 27, 2018 and prior to September 27, 2022, at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s Prospectus dated August 4, 2017 (the “Prospectus”)), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to September 27, 2022, plus 0.150%.

We may redeem the notes, at our option, in whole, but not in part, on or after September 27, 2022 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967LQ2

ISIN:	US172967LQ21

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers:	BMO Capital Markets Corp.
Capital One Securities, Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
MUFG Securities Americas Inc.
RBS Securities Inc. (marketing name “NatWest Markets”)
Scotia Capital (USA) Inc.

CITIGROUP INC.

$1,750,000,000

2.700% SENIOR NOTES DUE 2022

TD Securities (USA) LLC

UBS Securities LLC

UniCredit Capital Markets LLC

Junior Co-Managers:	Academy Securities, Inc.

Bank of China Limited, London Branch

Barclays Capital Inc.

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

C.L. King & Associates, Inc.

CastleOak Securities, L.P.

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

Imperial Capital, LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

Mizuho Securities USA LLC

Nomura Securities International, Inc.

RBC Capital Markets, LLC

SG Americas Securities, LLC

Siebert Cisneros Shank & Co., L.L.C.

SMBC Nikko Securities America, Inc.

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-216372. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.